Exhibit 99.1

FIRST RELIANCE BANCSHARES, INC.

2021 EQUITY INCENTIVE PLAN

Amended and Restated on February 26, 2026

Adopted by Shareholders on May 28, 2026

Section 1.             General Purpose of Plan; Definitions.

The First Reliance Bancshares, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) was initially approved by the Board on March 18, 2021 (the “Effective Date”) and subsequently adopted by the shareholders of the Company on May 20, 2021. The Board approved this amended and restated version of the 2021 Plan (the “Plan”) on February 26, 2026 (the “Amendment Date”), and the shareholders of the Company adopted the Plan on May 28, 2026. The purpose of the Plan is to enable the Company and its Subsidiaries to attract and retain highly qualified personnel who will contribute to the Company’s success and to provide incentives to Participants to increase shareholder value and therefore further align the interests of the Participants with those of the shareholders to benefit all shareholders of the Company.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)             “Administrator” means the Committee, under the terms as set forth in more detail in Section 2 below and except as limited by the express provisions of the Plan or by resolutions adopted by the Board.

(b)             “Award” means any award granted under the Plan as further described in Sections 6 and 7, including Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units and other Stock-Based Awards.

(c)             “Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions applicable to the Award or a written statement issued by the Company to a Participant describing the terms and provisions of the Award, including any amendment or modification thereof.

(d)             “Board” means the Board of Directors of the Company.

(e)             “Cause” means as set forth in the Participant’s written employment, consulting, salary continuation or similar agreement with the Company or, if “Cause” is not defined therein, or if there is no such agreement, “Cause” shall mean termination by the Company on account of acts or omissions of fraud, dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations, regulations that do not adversely affect the Company or its employees, or similar offenses) or final cease-and-desist order, or material breach of any provision of an agreement with the Company. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the community banking industry. No act or failure to act shall be considered “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. The determination of “Cause” may be made by the Administrator solely for purposes of this Plan and without regard to any other purpose of the Company.

(f)              “Change in Control” means the first to occur of any one of the events:

(i)              the date any Person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) or more than one Person acting as a group (as determined under Treasury Regulation §1.409A-3(i)(5)(v)(B), acquires ownership of the stock of the Company that, together with stock held by such Person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. This section applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;

(ii)            the date any one Person, or more than one Person acting as a group (as defined under Treasury Regulation §1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(iii)          the date individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iv)           the date that any Person or more than one Person acting as a group (as defined under Treasury Regulation §1.409A-3(i)(5)(v)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Notwithstanding the foregoing, a Change in Control shall only be deemed to have occurred if the Change in Control otherwise constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code and the regulations and rulings thereunder (“Section 409A”).

In addition, a Change in Control will not include (1) a transaction in which the holders of the outstanding voting securities of the Company immediately prior to the transaction hold at least 50% of the outstanding voting securities of the successor company immediately after the transaction; (2) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor company or indebtedness of the Company is cancelled or converted or a combination thereof; (3) a sale, lease, exchange or other transfer of all or substantially all of the Company’s assets to a majority-owned subsidiary company; or (4) a transaction undertaken for the principal purpose of restructuring the capital of the Company, including, but not limited to, reincorporating the Company in a different jurisdiction. Also, when a Change in Control occurs due to a series of related transactions, the Change in Control is deemed to have occurred upon consummation of the last of the related transactions.

(g)             “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(h)             “Committee” means the Compensation Committee of the Board or, if applicable, any other committee the Board may appoint to administer the Plan. If at any time or to any extent the Committee shall not administer the Plan, then the functions of the Administrator specified in the Plan may be exercised by the Board. The Committee shall be comprised of three or more “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 and “independent directors” as defined by NASDAQ Listing Rule 5605(a)(2).

(i)              “Common Stock” or “Stock” means the common stock, par value $0.01 per share, of the Company.

(j)              “Company” means First Reliance Bancshares, Inc., a South Carolina corporation (or any successor corporation that assumes this Plan, either contractually or by operation of law).

(k)             “Eligible Recipient” means an officer, director, employee, consultant, or advisor (including a member of an advisory board) of the Company or any subsidiary of the Company.

(l)              “Exercise Price” means the per share price at which a Participant holding an Award of Options may purchase Shares issuable with respect to such Award of Options, if any.

(m)           “Fair Market Value” on any date shall mean:

(i)              if the Common Stock is readily tradable on an established securities market (as defined in Treasury Regulation §1.897-1(m)) (other than if the Common Stock is quoted on an over-the-counter market), the closing sales price of the Common Stock on such date on the securities exchange having the greatest volume of trading in the Common Stock during the 30-day period preceding the day the value is to be determined or, if there is no reported closing sales price on such date, the next preceding date on which there was a reported closing price; or

(ii)            if the Common Stock also is not readily tradable on an established securities market (as defined in Treasury Regulation §1.897-1(m)) and even if the Common Stock is quoted on an over-the-counter market, the fair market value as determined in good faith by the Board or the Committee by application of a reasonable valuation method consistently applied and taking into consideration all available information material to the value of the Company; factors to be considered may include, as applicable, independent third party valuations of the Common Stock, trading activity of the Common Stock known by the Board or the Committee, whether on the over-the-counter market or through private transactions, the value of the tangible and intangible assets of the Company, the present value of future cash-flows of the Company, the market value of stock or equity interests in similar corporations which can be readily determined through objective means (such as through trading prices on an established securities market or an amount paid in an arm’s length private transaction), and other relevant factors such as control premiums or discounts for lack of marketability. For purposes of the foregoing, a valuation prepared in accordance with any of the methods set forth in Treasury Regulation § 1.409A-1(b)(5)(iv)(B)(2) consistently used, shall be rebuttably presumed to result in a reasonable valuation. This paragraph is intended to comply with the definition of “fair market value” contained in Treasury Regulation § 1.409A-1(b)(5)(iv) and should be interpreted consistently therewith.

(n)             “Grant Date” means the date on which the Administrator completes the corporate action authorizing the grant of an Award. Corporate action constituting a grant by the Administrator of an Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Administrator, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant.

(o)             “Incentive Stock Option” or “ISO” means any Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(p)             “Nonqualified Stock Option” or “NQSO” means any Option that is not an Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it will not be treated as an Incentive Stock Option.

(q)             “Option” means an option to purchase Shares granted pursuant to Section 6 of the Plan.

(r)              “Other Stock-Based Award” means a right granted pursuant to Section 8 of the Plan that relates to or is valued by reference to Shares or other Awards relating to Shares.

(s)             “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority in Section 2 of the Plan, to receive an Award.

(t)              “Participating Employer” means any member of a group, within the meaning of Code Section 414(b), (c), (m), or (o) which includes the Company, if such member agrees, in writing, to be bound by the terms of the Plan. Each Participating Employer is identified in Appendix A. The Company shall amend Appendix A as needed to reflect a Participating Employer’s adoption of the Plan or withdrawal from the Plan, without any need to otherwise amend the Plan. Amendment of Appendix A may be made by any authorized officer or designated representative of the Company and shall not require approval of the Board.

(u)             “Performance Goals” means the performance goals established by the Administrator in connection with the grant of Awards. Performance Goals may be based upon any individual Participant or Company criteria or metric that the Administrator may determine. Performance for any goal can be measured on an absolute basis (i.e., versus the Company’s budget or prior year result) or relative to a peer group or industry index, as well as over a one-year or multi-year period. In any event, the Administrator shall have the authority to adjust any Performance Goal for unusual or non-recurring events. Notwithstanding the foregoing, all performance goals shall be established in conformance with Part 364, Appendix A of the FDIC Rules and Regulations.

(v)             “Performance Period” is a period not less than one calendar year, beginning not earlier than the year in which such Performance Award is granted, which may be referred to herein and by the Administrator by use of the calendar year in which a particular Performance Period commences; provided, however, that the Administrator shall have the authority to adjust a Performance Period for unusual or non-recurring events to a period of not less than six months.

(w)           “Permanent and Total Disability” shall have the same meaning as given to that term by Treasury Regulation Section 1.409A-3(i)(4) and any regulations or rulings promulgated thereunder.

(x)             “Restricted Stock” means Shares subject to certain restrictions granted pursuant to Section 7 of the Plan.

(y)             “Restricted Stock Unit” means a right granted pursuant to Section 7 of the Plan and denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in cash, Shares, or a combination of both, based upon the Fair Market Value of a specified number of Shares.

(z)             “Shares” means shares of Common Stock reserved for issuance under the Plan, as adjusted pursuant to Sections 3 or 4 of the Plan, and any successor security.

(aa)          “Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

(bb)         “Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Company, including but not limited to First Reliance Bank; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall include only an entity that qualifies under section 424(f) of the Code as a “subsidiary corporation” with respect to the Company.

(cc)          “Treasury Regulations” means regulations promulgated by the United States Department of Treasury pursuant to the Code, including proposed or temporary regulations as applicable.

Section 2.             Administration.

The Plan shall be administered by the Administrator. Pursuant to the terms of the Plan, the Committee shall serve as the Administrator and shall have the power and authority:

(a)             to select those Eligible Recipients who shall be Participants;

(b)             to determine whether and the extent to which Awards are to be granted to Participants under the Plan;

(c)             to determine the number of Shares to be covered by or subject to each Award granted under the Plan;

(d)             to determine the terms and conditions, including, if applicable, Performance Goals and Performance Periods, not inconsistent with the terms of the Plan, of each Award granted under the Plan;

(e)             to accelerate at any time the exercisability or vesting of all or any portion of any Award; and

(f)              to determine the terms and conditions, not inconsistent with the terms of the Plan, that shall govern all written instruments evidencing Awards granted under the Plan, including Award Agreements.

The Administrator shall have the authority, in its sole discretion, to: adopt, alter, and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; correct any defect, supply any omission, reconcile any inconsistency, and resolve any ambiguity in, and otherwise interpret, the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto); and otherwise supervise the administration of the Plan. All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. Except to the extent prohibited by applicable law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

Notwithstanding the above, and subject to Sections 3, 4, 6, 9, 10, and 13, outstanding Options granted under the Plan shall not be repriced without approval by the Company’s shareholders. In particular, neither the Board nor the Administrator may take any action: (i) to amend the terms of an outstanding Option to reduce the Exercise Price thereof, cancel an Option and replace it with a new Option with a lower Exercise Price, or that has an economic effect that is the same as any such reduction or cancellation or (ii) to cancel an outstanding Option having an Exercise Price above the then-current Fair Market Value of the Stock in exchange for the grant of another type of Award, without, in each such case, first obtaining approval of the shareholders of the Company of such action.

Section 3.             Shares Subject to the Plan.

Subject to Section 4 of the Plan, the total number of Shares reserved and available for issuance under the Plan shall be 600,000 Shares. Such Shares may consist in whole or in part, of authorized and unissued shares or treasury shares. At all times the Company shall reserve and keep available a sufficient number of shares as shall be required to satisfy the requirements of all outstanding Options under the Plan. No fractional Shares shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional Shares or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

(a)             Options. The maximum aggregate number of shares of Stock that may be subject to Options granted in any calendar year to any one Participant shall be 60,000 shares. The maximum aggregate number of Shares that may be issued through ISOs shall be 60,000 shares.

(b)             Restricted Stock. The maximum aggregate number of shares of Stock that may be subject to Awards of Restricted Stock granted in any calendar year to any one Participant shall each be 50,000 shares.

(c)             Other Stock-Based Awards. The maximum aggregate number of shares of Stock that may subject to Other Stock-Based Awards granted in any calendar year to any one Participant shall be 50,000 shares.

(d)             Awards to Non-Employee Directors. The maximum aggregate number of shares of Stock associated with any Award granted under this Plan in any calendar year to any one “non-employee director” (as defined in Rule 16b-3 under the Securities Exchange Act of 1934) shall be 5,000 shares.

(e)             Reissuance of Shares. Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock covered by an Award are settled in cash in a manner that some or all of the shares covered by the Award are not issued, the shares subject to such Awards and the unissued shares resulting from the cash settlement shall again be available for issuance under the Plan. If any shares of Common Stock subject to an Award are not delivered to a Participant because the Award is exercised through a reduction of shares subject to the Award (i.e., “net exercised”), including if the tax withholding obligations relating to any Award are satisfied by delivering Shares of Common Stock (either actually or through attestation) or withholding Shares of Common Stock relating to such Award, the number of shares of Common Stock that are not delivered to the Participant shall no longer be available for issuance under the Plan. For the sake of clarification, any shares of Common Stock reacquired by the Company pursuant to Section 6 upon the exercise of an Option or as consideration for the exercise of an Option shall no longer be available for issuance under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject to or paid with respect to an Award.

(f)              Substitute Awards. Notwithstanding any other provision of the Plan to the contrary, the Administrator may grant Substitute Awards under the Plan. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed and approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Administrator without any further action by the Administrator, and the persons holding such awards shall be deemed to be Participants with respect to the Substitute Awards.

(g)             Administrator’s Discretion to Accelerate Vesting of Awards. Except upon the occurrence of a Change in Control (which is governed by the provisions of Section 10 hereof), the Administrator may, in its discretion and as of a date determined by the Administrator, fully vest any or all Awards awarded to a Participant pursuant to an Award and, upon such vesting, all vesting restrictions applicable to such Award shall terminate as of such date. Any action by the Administrator pursuant to this section may vary among individual Participants and may vary among the Awards held by any individual Participant. Notwithstanding the preceding provisions of this section, the Administrator may not take any action described in this section (i) with respect to an Award if such action shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of Section 409A of the Code.

(h)             Forfeiture of Awards; Clawback of Shares. If the Company’s or any of its financial institution subsidiaries’ (including First Reliance Bank’s) capital falls below the minimum requirements contained in 12 CFR Section 3 or below a higher requirement as determined by the Company’s or such subsidiary’s primary bank regulatory agency, such agency may direct the Company to require Participants to exercise or forfeit some or all of their Awards. All Awards granted under this Plan are subject to the terms of any such directive. In addition, Awards granted under this Plan within the prior two years of the any of the events described in subsections (i)-(iii) below shall be forfeited and the Participant shall be obligated to repay the value realized, if any, from the conversion of Awards into shares of Stock under the following circumstances:

(i)              Termination of employment or service for Cause;

(ii)            A restatement of financial results attributable to the Participant’s actions, whether intentional or negligent; or

(iii)          The Administrator’s determination that Award vesting was based on incorrect performance measurement calculations. In such event, vesting (and recoupment, if applicable) will be adjusted consistent with the actual, corrected results.

Notwithstanding the forgoing sentence, the Administrator shall have the authority, in its sole discretion, to not enforce the foregoing clawback of Shares if it determines that such clawback would not be in the best interest of the Company and its shareholders.

(i)              Deferral of Award Payments. The Administrator may establish one or more programs under the Plan to permit selected Eligible Recipients the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that, absent the election, would entitle the Eligible Recipient to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(j)              Transferability of Awards.

(i)              Except as provided in Section 3(j)(ii) below, during an Eligible Recipient’s lifetime, his or her Awards shall be exercisable only by the Eligible Recipient or his or her legal representative or guardian (in the event of incapacity). No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by an Eligible Recipient other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Award shall be subject, in whole or in part, to attachment, execution, or levy of any kind and ay purported transfer in violation hereof shall be null and void.

(ii)            Notwithstanding Section 3(j)(i), the Administrator, in its discretion, may provide either in the Award certificate regarding a given Award or by subsequent written approval that the Eligible Recipient (who is an employee or director) may transfer his or her Nonqualified Options to his or her immediate family members, to trusts for the benefit of family members, or to partnerships in which family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by an Eligible Recipient for value.

Section 4.             Corporate Transactions.

Subject to the provisions of Section 10 hereof relating to a Change in Control, in the event of any merger, consolidation, combination, reorganization, recapitalization, reclassification, extraordinary cash dividend, stock dividend, stock split, reverse stock split, or other change in corporate structure, the Administrator shall make an equitable substitution or proportionate adjustment in (i) the aggregate number of Shares reserved for issuance under the Plan, and (ii) the kind, number, and Exercise Price of Shares (or other cash or property) issuable with respect to outstanding Options granted under the Plan (which may become, without limitation, shares of an acquiring entity or other successor corporation that assumes this Plan), and (iii) the kind and number of Shares subject to any outstanding Awards of Restricted Stock, Restricted Stock Units and Other Stock Based Awards granted under the Plan (which may become, without limitation, shares of an acquiring entity or other successor corporation that assumes this Plan), in each case as may be determined by the Administrator, in its sole discretion; provided, that with respect to ISOs, any adjustment shall be made in accordance with the provisions of Section 424(h) of the Code and any regulations or guidance promulgated thereunder; and provided, further, that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of Section 409A of the Code.

Section 5.             Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Recipients. Participation in the Plan through receipt of an Award in any year does not guarantee a Participant participation in future years or participation at the same level. The Administrator shall have the authority to grant Awards under the Plan to the Eligible Recipients; provided, however, that only current employees of the Company and any Participating Employer may be granted ISOs.

Section 6.             Options.

Options may be granted alone or in addition to other Awards granted under the Plan. Any Option granted under the Plan shall be substantially in the form as the Administrator may from time to time approve, and the provisions of each Option need not be the same with respect to each Participant. Participants who are granted Options shall enter into an Award Agreement with the Company in such form as the Administrator shall determine, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted in connection with such Award Agreement.

Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. If and to the extent any Option granted under the Plan intended to qualify as an ISO does not qualify as an ISO, such Option shall constitute a separate NQSO. A grant of an ISO can only be made to an Eligible Recipient who is also an employee within the meaning of Section 422(a)(2) of the Code.

Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

(a)             Option Exercise Price. The Exercise Price of Shares issuable with respect to an Option shall be determined by the Administrator in its sole discretion, provided, however, that such Exercise Price shall not be less than 100% of the Fair Market Value on the Grant Date, except in the case of Substitute Awards. If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary and an ISO is granted to such Participant, the Exercise Price of such ISO shall be no less than 110% of the Fair Market Value on the Grant Date of such Option.

(b)             Option Term. The term of each Option shall be fixed by the Administrator, but no Option shall be exercisable more than 10 years after the Grant Date of such Option; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary and an ISO is granted to such employee, the term of such ISO (to the extent required by the Code at the time of grant) shall be no more than five years from the Grant Date.

(c)             Exercisability. Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at the time of grant. Specifically such terms and conditions may include (i) the attainment of one or more Performance Goals established by the Administrator, (ii) the Participant’s continued employment with the Company or any subsidiary, or continued service as a director, consultant or advisor of the Company or any subsidiary, for a specified period of time, (iii) the occurrence of any other event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (iv) a combination of any of the foregoing. The Administrator may provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine, all in its sole discretion. An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (1) more than three months after the date of a Participant’s termination of employment if termination was for reasons other than death or disability, (2) more than one year after the date of a Participant’s termination of employment if termination was by reason of death or disability, or (3) more than six months following the first day of a Participant’s leave of absence that exceeds three months, unless the Participant’s reemployment rights are guaranteed by statute or contract.

(d)             Method of Exercise. Subject to Sections 6(c) and 9 of the Plan, vested Options may be exercised in whole or in part at any time during the Option term, by giving notice as described in the applicable Award Agreement. As determined by the Administrator in its sole discretion, payment in whole or in part may also be made: (i) to the extent permitted by applicable law, by means of any cashless exercise procedure approved by the Administrator, including by means of a net exercise whereby the Company issues Shares reduced by the number of Shares needed to satisfy the Exercise Price and/or the Participant’s tax withholding obligations; (ii) in the form of unrestricted shares (exclusive of SEC transfer restrictions for unregistered shares) of Common Stock already owned by the Participant (based on the Fair Market Value on the date the Option is exercised); provided, however, that in the case of an ISO, the right to make payment in the form of already owned shares of Common Stock may be authorized only at the time of grant; (iii) any other form of consideration approved by the Administrator and permitted by applicable law; or (iv) any combination of the foregoing. A Participant shall generally have the rights to dividends and any other rights of a shareholder with respect to the Shares subject to the Option only after the Participant has given written notice of exercise, has paid in full for such Shares, and, if requested, has given the representation described in paragraph (b) of Section 13 of the Plan. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on purchases or sales of Common Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Administrator determines otherwise.

(e)             Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the Grant Date of the ISO) of Shares with respect to which ISOs granted to a Participant under this Plan and all other equity compensation plans of the Company or any subsidiary become exercisable for the first time by the Participant during any calendar year exceeds $100,000 (as determined in accordance with Section 422(d) of the Code), the number of Shares attributable to the amount of such Fair Market Value exceeding $100,000 shall be treated as issuable with respect to NQSOs. The maximum aggregate number of shares of Stock that may be subject to ISOs that may be granted under the Plan shall be 500,000 shares.

(f)              Taxation of Incentive Stock Options.

(i)              In order to obtain certain tax benefits afforded to Incentive Stock Options under Section 422 of the Code, the Participant must hold the shares acquired upon the exercise of an Incentive Stock Option for two years after the Grant Date and one year after the date of exercise.

(ii)            A Participant may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Participant shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods described in (i) above.

(g)             Certain Successor Options. To the extent not inconsistent with the terms, limitations and conditions of Section 422 of the Code and any regulations promulgated with respect thereto, an Option issued in respect of an option held by an employee to acquire stock of any entity acquired, by merger or otherwise, by the Company (or any subsidiary of the Company) may contain terms that differ from those stated in this Section 6, but solely to the extent necessary to preserve for any such employee the rights and benefits contained in such predecessor option, or to satisfy the requirements of Section 424(a) of the Code.

(h)             Code Definitions. For purposes of this Section 6, “disability,” “parent corporation” and “subsidiary corporation” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

(i)              Non-Exempt Employees. No Option, whether or not vested, granted to a Participant who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or disability, (ii) upon a corporate transaction as described in Section 4 in which such Option is not assumed, continued, or substituted, or (iii) upon a Change in Control, any such vested Options may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

Section 7.             Restricted Stock; Restricted Stock Units.

(a)             General. Awards of Restricted Stock and Restricted Stock Units may be granted either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, awards of Restricted Stock or Restricted Stock Units shall be made; the number of Shares to be awarded with respect to an Award of Restricted Stock or Restricted Stock Units; and the Restricted Period (as defined in Section 7(c) of this Plan) applicable to an Award of Restricted Stock or Restricted Stock Units. Award Agreements with respect to Restricted Stock or Restricted Stock Units shall be in such form as the Administrator may from time to time approve, and the provisions of Awards of Restricted Stock or Restricted Stock Units need not be the same with respect to each Participant. An Award of Restricted Stock or Restricted Stock Units shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Document.

(b)             Stock Certificates. Subject to Section 7(c) below, with respect to each Participant who is granted an Award of Restricted Stock, the Company shall either (i) issue a stock certificate in respect of such Award of Restricted Stock, which certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award of Restricted Stock; or (ii) enter such Award of Restricted Stock in book entry form (with appropriate restrictions noted with respect thereto), such method to be determined by the Administrator in its sole discretion. The Company may require that any stock certificates evidencing Restricted Stock granted under the Plan be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award of Restricted Stock.

(c)             Restrictions and Conditions Applicable to Restricted Stock. An Award of Restricted Stock granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

(i)              Subject to the provisions of the Plan and the Award Agreement governing any such Award of Restricted Stock, during such period as may be set by the Administrator commencing on the date of grant of the Award, the Participant shall not be permitted to sell, transfer, pledge, or assign such Shares of Restricted Stock (such period, the “Restricted Period”); provided, however, that the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion. Notwithstanding the preceding provision of this section, the Administrator may not take any action described in this section (i) with respect to an Award if such action shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of Section 409A of the Code. Such restrictions shall be determined by the Administrator in its sole discretion, and the Administrator may provide that such restrictions lapse upon (1) the attainment of one or more Performance Goals established by the Administrator, (2) the Participant’s continued employment with the Company or any subsidiary, or continued service as a director, consultant or advisor of the Company or any subsidiary, for a specified period of time, (3) the occurrence of any other event or the satisfaction of any other condition specified by the Administrator in its sole discretion, or (4) a combination of any of the foregoing.

(ii)            Subject to paragraph (b) of Section 12 of the Plan and/or unless otherwise provided in an Award Agreement, a Participant awarded Restricted Stock under the Plan generally shall have the rights of a shareholder of the Company with respect to such Restricted Stock during the Restricted Period (including, without limitation, the right to vote the Restricted Stock and to receive dividends thereon).

(iii)          If a Participant makes an election pursuant to Section 83(b) of the Code, the Participant shall be required to file promptly a copy of such election form with the Company. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

(d)             Terms and Conditions for Restricted Stock Units. The Administrator shall, prior to or at the time of grant, condition the vesting of Restricted Stock Units upon the (i) continued service of the applicable Participant, (ii) the attainment of Performance Goals, or (iii) the attainment of Performance Goals and the continued service of the applicable Participant. In the event that the Administrator conditions the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant, the Administrator may, prior to or at the time of grant, designate the Restricted Stock Units as a performance-based award. The conditions for grant or vesting and the other provisions of Restricted Stock Units (including without limitation any applicable Performance Goals) need not be the same with respect to each Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, or, after consultation with Company legal counsel, at a later time specified by the Administrator in the applicable Agreement. In addition, subject to the provisions of this Plan and the applicable Agreement, during the restriction period, if any, set by the Administrator, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units. A Participant shall have no voting or dividend rights with respect to any Restricted Stock Units granted hereunder.

Section 8.             Stock or Other Stock-Based Awards. Stock Awards may be granted alone or in addition to other Awards granted under the Plan. The Administrator is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Administrator to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, stock appreciation rights, performance awards, performance units, phantom stock, dividend equivalents or similar rights to purchase or acquire Shares, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Administrator shall determine the terms and conditions of such Awards. The maximum value of cash-settled awards that may be paid or payable in any calendar year to any one Participant shall be $200,000.

Section 9.             Termination of Employment or Service.

Unless otherwise set forth in Section 13 of the Plan and subject to Section 10 below, or as may otherwise be set forth in an Award Agreement, if a Participant’s employment with or service as an officer, director, employee, consultant, or advisor of the Company or of any subsidiary: (a) terminates for any reason and on the date of termination of employment or service the Participant is not vested as to his or her entire Award, the Shares issuable with respect to the unvested portion of such Award shall be forfeited; or (b) terminates for the reasons described below and on the date of termination of employment or service the Participant is vested as to any Options, then if such termination is (i) by reason of his or her death or Permanent and Total Disability, any vested Option may thereafter be exercised for a period of twelve months following termination of employment or service; (ii) for Cause, then any vested Option shall cease to be exercisable and shall terminate; or (iii) for any other reason than listed in subsections (b)(i) and (b)(ii) above, then any vested Option may thereafter be exercised for a period of three months following termination of employment or service. If, and to the extent that, after termination of employment or service, the Participant does not exercise his or her Option within the applicable time stated above, the unexercised Option shall terminate.

Section 10.          Change in Control.

Unless otherwise determined in an Award Agreement, in the event of a Change in Control:

(a)             Effective immediately prior to the occurrence of the Change in Control, (i) each outstanding Award shall become fully vested and, if applicable, exercisable, (ii) the restrictions and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to Awards shall be deemed to be fully achieved.

(b)             The Administrator may notify all Participants that all outstanding Awards shall be assumed by the acquiring entity or substituted on an equitable basis with awards issued by the acquiring entity. For purposes of this Section 10, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control except that, if the Award related to Shares, the Award instead confers the right to receive common stock or other securities of the acquiring entity.

(c)             Notwithstanding any other provision of the Plan, in the event of a Change in Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Board may, in its sole discretion, provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess (if any) of the consideration paid per Share in the Change in Control (as determined by the Administrator in its sole discretion) over the exercise or purchase price (if any) per Share subject to the Award multiplied by (ii) the number of Shares subject to the Award (if the consideration paid per share in the Change in Control is deemed by the Administrator to be less than the Exercise Price or purchase price (if any) per Share subject to an Award, then such Awards may be deemed to have been paid in full and canceled by the Administrator).

Section 11.          Amendment and Termination.

The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation that would materially impair the rights of a Participant under any Award granted or Award Agreement in effect under the Plan shall be made without such Participant’s consent. The Administrator may accept surrender of outstanding Awards and grant new Awards in substitution for them; provided, that the Administrator will not, without prior shareholder approval, exchange Options with an exercise price that is greater than the then-current fair market value of the Stock or otherwise modify the exercise price or purchase price of any Option or Award that has the effect of being a repricing. To the extent necessary and desirable, approval of the Company’s shareholders shall be obtained for any amendment that would:

(a)             increase the total number of Shares reserved for issuance under the Plan; or

(b)             change the class of officers, directors, employees, consultants, and advisors eligible to participate in the Plan.

The Administrator may amend the terms of any Award granted under the Plan, prospectively or retroactively, but, subject to Section 4 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent. Notwithstanding the previous sentence, the Administrator reserves the right to amend the terms of any Award or Award Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code, to comply with any requirements under the forfeiture provisions set forth in Section 3(j) of the Plan, to comply with the requirements in the Company’s “clawback” policy regarding incentive compensation, to comply with such “clawback” requirements under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended from time to time, or to maintain the qualified status of any Incentive Stock Option.

Section 12.          Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

Section 13.          General Provisions.

(a)             Shares shall not be issued pursuant to the exercise or settlement of any Award granted under the Plan unless the exercise or settlement of such Award and the issuance and delivery of such Shares pursuant to such Award shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, withholding tax requirements and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. The Company may rely on an opinion of its counsel as to such compliance. Any share certificate issued to evidence Common Stock for which an Award is exercised or issued may bear such legends and statements as the Administrator may deem advisable to assure compliance with Federal and state laws and regulations.

(b)             The Administrator may require each person acquiring Shares granted under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable Federal or state securities law. The certificates for such Shares may include the legend set forth below, or any other legend that the Administrator deems appropriate to reflect any restrictions on transfer for such Shares.

“THE ISSUANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF EITHER AN EFFECTIVE REGISTRATION STATEMENT FOR THESE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

(c)             Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements. The adoption of the Plan or granting of an Award shall not confer upon any Eligible Recipient any right to continued employment with or service to the Company or any subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any subsidiary to terminate the employment or service of any Eligible Recipient at any time.

(d)             Unless otherwise set forth in an applicable Award Agreement, a Participant may elect, no later than the date as of which the value of an Award becomes includible in the gross income of the Participant for Federal income tax purposes (the “withholding date”), to have the Company withhold vested whole shares of Common Stock deliverable upon the exercise of an Option or the vesting of the Restricted Stock or Restricted Stock Units to satisfy (in whole or in part) the amount, if any, that the Company or any subsidiary is required to withhold for taxes; provided, however, that the Fair Market Value (as of the withholding date) of the shares of Common Stock so withheld does not exceed the amount that would be withheld if the Maximum Statutory Tax Rate were used as the applicable tax withholding rate. “Maximum Statutory Tax Rate” means the applicable maximum statutory federal, state and local tax rates in the Participant’s jurisdiction (including the Participant’s share of payroll and similar taxes), even if the maximum rate exceeds the highest rate that may be applicable to the specific Participant. Any such election shall be irrevocable.

To the extent that a Participant does not make such an election, or such election does not fully satisfy any minimum statutorily required withholding tax payments, then (x) the Company may require that the Participant pay to the Company, or make arrangements satisfactory to the Company regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to such Award, as a condition of the exercise of any Option, (y) the Company may withhold vested whole shares of Common Stock deliverable upon exercise of an Option or vesting of the Restricted Stock or Restricted Stock Units to satisfy (in whole or in part) the amount, if any, that the Company or any subsidiary is required to withhold for taxes;

provided, however, that the Fair Market Value (as of the withholding date) of the shares of Common Stock so withheld does not exceed the amount determined by the Company to be equal to the applicable minimum statutory required withholding rate, and (z) the Company shall have the right to deduct from any payment of any kind otherwise due to a Participant up to an amount equal to any federal, state or local taxes of any kind required by law to be withheld in connection with the granting, vesting or exercise of an Award (not to exceed the amount determined by the Company to be the applicable maximum statutorily required withholding tax payments). Upon request, the Participant shall reimburse the Company for any taxes that the Company withholds that are not otherwise reimbursed as contemplated above in this Section 13(d).

(e)             No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

(f)              If a Participant is an officer or director of the Company within the meaning of Section 16, Awards granted hereunder shall be subject to all conditions required under Rule 16b-3, or any successor rule(s) promulgated under the Securities Exchange Act of 1934, to qualify the Award for any exemption from the provisions of Section 16 available under such Rule. Such conditions are hereby incorporated herein by reference and shall be set forth in the agreement with the Participant, which describes the Award.

(g)             The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933 of any shares of Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any shares of Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such shares is in compliance with all applicable laws, regulations or governmental authority and the requirements of any securities exchange on which shares of Stock are traded or any over-the- counter market on which the Common Stock is quoted. The Administrator may require, as a condition of the issuance and delivery of shares of Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such shares, if certificated, bear such legends, and if dematerialized, be so restricted, in each case, as the Administrator, in its sole discretion, deems necessary or desirable.

(h)             The Administrator may decide to collect, use and transfer, in electronic or other form, personal data as described in this Plan or any Award for the exclusive purpose of implementing, administering and managing participation in the Plan. By accepting an Award, each Eligible Recipient acknowledges that the Company holds certain personal information about the Eligible Recipient, including, but not limited to, name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, details of all Awards awarded, cancelled, exercised, vested or unvested, for the purpose of implementing, administering and managing the Plan (the “Data”). Each Eligible Recipient further acknowledges that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan and that these third parties may be located in jurisdictions that may have different data privacy laws and protections, and each Eligible Recipient authorizes such third parties to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the recipient or the Company may elect to deposit any Shares acquired upon any Award.

Section 14.          Section 409A of the Code.

To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Award Agreements shall be interpreted and applied by the Administrator in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of a Participant’s termination of employment or service with the Company will be made to such Participant unless such Participant’s termination of employment or service constitutes a “separation from service” (as defined in Section 409A of the Code). For purposes of this Plan, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. If a participant is a “specified employee” (as defined in Section 409A of the Code), then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, such Participant shall not be entitled to any payments which are deferred compensation under Section 409A of the Code upon a termination of his or her employment or service until the earlier of: (i) the expiration of the six- month period measured from the date of such Participant’s “separation from service” or (ii) the date of such Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 14 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to such Participant in a lump sum as soon as practicable, but in no event later than 60 calendar days, following such expired period, and any remaining payments due under this Plan will be paid in accordance with the normal payment dates specified for them herein. Although the Company intends to administer the Plan to prevent taxation under Section 409A of the Code, the Company does not represent or warrant that the Plan or any Grant complies with any provision of federal, state, local or other tax law.

Section 15.          Notice.

All notices, requests, waivers, and other communications required or permitted hereunder shall in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, or by email or other form of electronic transmission, each against receipt therefore, to the recipient at the address below:

First Reliance Bancshares, Inc.

Attn: Human Resources 2710 W. Palmetto Street

Florence, SC 29501

(843) 656-5000

or such other address or the attention of such other person as the recipient party shall have specified by prior written notice to the sending party or sent by other electronic means. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile, email or other form of electronic transmission to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

The Administrator may decide to deliver any documents related to any Award granted under the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company (“electronic system”) or to request an Eligible Recipient’s consent to participate in the Plan by electronic means. By accepting an Award, each Eligible Recipient consents to receive such documents by electronic delivery and agrees to participate in the Plan through an electronic system and such consent shall remain in effect until all Awards have been paid or until withdrawn in writing by the Eligible Recipient.

Section 16.          Governing Law and Interpretation.

The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that the circuit court for the city or county in the State of South Carolina in which the principal office of the Company is located or the United States District Court for the District of South Carolina shall be the sole and exclusive forum, jurisdiction and venue for of any case or controversy arising under or in connection with this Plan and all Awards and rights hereunder. The parties consent and waive any objection to the forum, jurisdiction or venue of such courts, without reference to principles of conflict of laws.

Section 17.          Severability.

If, for any reason, any provision of this Plan is held invalid, such invalidity shall not affect any other provision of this Plan not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Plan shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Plan, shall to the full extent consistent with law continue in full force and effect.

Section 18.          Compliance with Regulatory Restrictions.

Notwithstanding anything to the contrary herein, any compensation or other benefits paid to a Participant shall be limited to the extent required by any federal or state regulatory agency having authority over the Company or First Reliance Bank. Compliance by the Company or First Reliance Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to a Participant is limited, shall not be a breach of the terms of this Plan by the Company.

Section 19.          Term of Plan.

The Plan shall be effective as of the Effective Date. No Award shall be granted pursuant to the Plan on or after the fifth anniversary of the Amendment Date, but Awards granted under the Plan prior to the fifth anniversary of the Amendment Date may extend beyond the fifth anniversary of the Amendment Date pursuant to the terms of the Award as provided for under the Plan and the terms of the applicable Award Agreement.

* * * * *

IN WITNESS WHEREOF, the Board of Directors of the Company has adopted this Plan, to be executed on behalf of the Company by a duly designated officer of the Company, as of the day and year first above written as the Amendment Date.

First Reliance Bancshares, Inc.

By:
Name:	F.R. (Rick) Saunders
Title:	President and Chief Executive Officer

Signature Page to 2021 Equity Incentive Plan, as Amended and Restated in 2026

Appendix A

Participating Employers

First Reliance Bancshares, Inc.

First Reliance Bank

Appendix A to 2021 Equity Incentive Plan, as Amended and Restated in 2026